Exhibit 99.1

Press Release

STANLEY BLACK & DECKER ELECTS ANDREA J. AYERS CHAIR AND ADRIAN V. MITCHELL AS DIRECTOR

GEORGE W. BUCKLEY TO RETIRE FROM THE BOARD OF DIRECTORS

NEW BRITAIN, CT, Feb. 18, 2022 – Stanley Black & Decker (NYSE: SWK) today announced that its Board of Directors has elected Andrea J. Ayers Chair, effective April 22, 2022. At that time, George W. Buckley will retire from his chairman role and the company’s Board of Directors, in accordance with the company’s Corporate Governance Guidelines. In addition, the Board of Directors elected Adrian V. Mitchell, Executive Vice President and Chief Financial Officer for Macy’s, Inc. as a director.

“On behalf of the entire Board of Directors at Stanley Black & Decker, I want to thank Sir George for his 15 years of director service, beginning with his position as a director for Black & Decker,” said Ayers. “Since the merger of Black & Decker and Stanley in 2010, the company has grown into the largest and most successful tool company in the world, with a strong focus on innovation, performance and ESG. We are very appreciative of all George’s contributions, leadership and partnership over his tenure, particularly his service as chair the past five years.”

“Being part of the Black & Decker and then Stanley Black & Decker Board of Directors has been one of the most rewarding experiences for me both professional and personally, particularly because I started my professional career as an apprentice in a Stanley manufacturing plant in Sheffield, UK, many years ago,” said Buckley. “I am confident the company has the management team and Board leadership in place to continue its historically successful trajectory, creating the tools and solutions for those who make the world.”

Buckley joined the Black & Decker Board in 2006 and later joined the Stanley Black & Decker board in 2010 following the merger of the two companies. He is the former Chairman, President and Chief Executive Officer of 3M Company, as well as Chairman and CEO of Brunswick Group. He currently serves as Chairman of Smiths Group plc and a director of Hitachi Ltd. Buckley was elected Chair of the Stanley Black & Decker Board in January 2017 and also served as Lead Independent Director of the Board from April 2015 to December 2016.

Ayers is the former President and Chief Executive Officer, as well as a Director, of Convergys Corporation and has been a Stanley Black & Decker director since December 2014. In her leadership of Convergys, she played a significant role in the company’s transformation to a customer management solutions company with significant expertise in customer experience, customer management, analytics and technology. Ayers has been a significant contributor to the Board as Chair of the Compensation and Talent Development Committee and a member of the Finance and Pension Committee.

Press Release

In commenting on Mitchell, Ayers said, “Adrian is an exceptional financial and operational leader with a consistent track record of delivering tangible business results and shareholder value, and an expertise in a variety of consumer businesses. We welcome Adrian to the Board and look forward to his contributions as we advance the company’s attractive long-term growth strategy and focus on delivering value to our shareholders.”

In his role as Executive Vice President and CFO at Macy’s, Inc., Mitchell is responsible for leading all finance functions including, accounting, treasury, investor relations, internal audit, real estate, financial/capital planning & analysis, and procurement. He also serves as the executive sponsor for several enterprise-wide optimization initiatives leveraging advanced analytics and machine learning, including inventory productivity, loyalty and personalization, pricing and promotions, stores network, and supply chain efforts.

Prior to joining Macy’s, Inc., Mitchell was Managing Director and Partner in the Digital BCG and Consumer Practices of Boston Consulting Group (BCG). During his 25-year career, Mitchell has served as a strategic advisor to Fortune 500 companies in management consulting and in senior roles across multiple companies and functions, including as CEO for Arhaus LLC and as Interim CEO, COO and CFO for Crate and Barrel Holdings, Inc. He has also previously served as a Director for Recreational Equipment, Inc. (REI). Mitchell earned a bachelor’s degree in chemical engineering from Louisiana State University and an MBA from Harvard University.

About Stanley Black & Decker

Headquartered in the USA, Stanley Black & Decker (NYSE: SWK) is the world’s largest tool company operating nearly 50 manufacturing facilities across America and more than 100 worldwide. Guided by its purpose – for those who make the world – the company’s more than 60,000 diverse and high-performing employees produce innovative, award-winning power tools, hand tools, storage, digital tool solutions, lifestyle products, outdoor products, engineered fasteners and other industrial equipment to support the world’s makers, creators, tradespeople and builders. The company’s iconic brands include DEWALT, BLACK+DECKER, CRAFTSMAN, STANLEY, Cub Cadet, Hustler and Troy-Bilt. Recognized for its leadership in environmental, social and governance (ESG), Stanley Black & Decker strives to be a force for good in support of its communities, employees, customers and other stakeholders. To learn more visit: www.stanleyblackanddecker.com.

Contacts:

Shannon Lapierre

Chief Communications Officer

shannon.lapierre@sbdinc.com

860-259-7669

Dennis Lange

Vice President, Investor Relations

Dennis.lange@sbdinc.com

860-827-3833